                                                                  Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated May 9, 1997, on our audits of the consolidated financial statements and financial statement schedule of Regis Corporation.
We also consent to the reference to our firm under the caption "Experts."

The incorporation by reference in this registration statement of our report dated August 20, 1996 on our audits of the financial statements and financial statement schedule of Regis Corporation is no longer appropriate given the restatement of those financial statements for the October 23, 1996 merger with Supercuts, Inc., accounted for as a "pooling-of-interests", together with our report dated May 9, 1997.

                                             COOPERS & LYBRAND L.L.P.



Minneapolis, Minnesota
June 3, 1997